Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

REGENERATION TECHNOLOGIES ANNOUNCES 2007 SECOND QUARTER RESULTS

Company Will Hold Conference Call at 9 a.m. ET

ALACHUA, Fla. (July 31, 2007) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, announced today that the company’s second quarter revenues were $22.9 million and $44.9 million for the six months ended June 30, 2007, compared to $18.3 million for the second quarter and $36.8 million for the six months ended June 30, 2006, representing year over year increases of 25 percent and 22 percent, respectively.

For the second quarter, the company reported a net income of $195,000 and a net income per diluted share of $0.01, compared to a net loss of $1.6 million and a net loss per diluted share of $0.05 for the second quarter 2006. For the six months ended June 30, 2007, the company reported a net income of $329,000 and a net income per diluted share of $0.01, compared to a net loss of $2.9 million or $0.10 per diluted share for the same period last year.

During the second quarter and first six months of 2007, the company recorded stock-based compensation expense totaling $784,000 and $1.5 million, respectively, before income taxes, or $0.02 and $0.04, respectively, per diluted share under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $771,000 and $1.4 million, respectively, before income taxes for the second quarter and first six months of 2006, and an increase of net loss per diluted share of $0.02 and $0.04, respectively.

“We are pleased to see a continuation of the positive momentum started in the first quarter,” said Brian K. Hutchison, RTI chairman, president and CEO. “In the second quarter, we focused on progress in sports medicine and building new and existing markets with our new distribution partners. The impact of executing our growth plan resulted in a more than 30 percent growth rate in the second quarter compared to last year in our core businesses, excluding results in our cardiovascular product line.”

Quarterly Highlights

Quarterly highlights for the second quarter include:

•	Positive cash flow of $2.2 million.

•	Gross margin growth of 6 percent over prior year.

•	New distribution agreement with Stryker Corporation for cervical spinal implants.

•	New exclusive distribution agreement with Zimmer Holdings for a new allograft paste implant.

•	Successful launch of the BioCleanse® meniscus, the first wholly sterilized meniscus in orthobiologics, at the American Orthopedic Society for Sports Medicine meeting.

Second Quarter and Six Month 2007 Analysis

Spinal Constructs: Revenues from distribution of spinal implants were $10.4 million for the second quarter, compared to $8.6 million in the prior year period, representing an increase of 20 percent. Revenues for the six months ended June 30, 2007 were $19.9 million, compared to $17.8 million in the prior year period, representing an increase of 12 percent. The increase for the periods reflects higher demand primarily for cervical implants and the company’s ability to meet the demand.

Sports Medicine: Revenues from distribution of sports medicine implants were $6.4 million for the second quarter, compared to $3.6 million for the prior year period, representing an increase of 81 percent. Revenues for the six months ended June 30, 2007 were $11.8 million, compared to $6.8 million for the prior year period, representing an increase of 75 percent. Sports medicine revenues increased as a result of average revenue per unit increasing by 25 percent for the second quarter and 15 percent for the six month period, primarily due to increased fees on tendons and changes in the distribution mix. In addition, unit volume for the second quarter and six month period increased by 45 percent and 53 percent, respectively, primarily due to increased distribution of tendons.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $4.2 million for the second quarter, compared to $3.7 million for the prior year period, an increase of 14 percent.

Revenues for the six months ended June 30, 2007 were $8.7 million, compared to $7.5 million for the prior year period, an increase of 16 percent. Bone graft substitutes consist of all moldable and flowable bone pastes, as well as all cancellous chips and cubes. The revenues were favorably impacted by increased volumes through all distribution channels.

General Orthopedic: Revenues from general orthopedic implants were $252,000 for the second quarter, compared to $226,000 for the prior year period. Revenues for the six months ended June 30, 2007 were $464,000, compared to $502,000 for the prior year period. General orthopedic revenue consists of bone blocks, strips, wedges and shafts.

Cardiovascular: Revenues from distribution of cardiovascular implants were $598,000 for the second quarter, compared to $1.6 million for the prior year period. Revenues for the six months ended June 30, 2007 were $1.5 million, compared to $2.9 million for the prior year period. The decreased revenue reflected the company’s exit activities in this product line as remaining inventories continue to be distributed.

Other Revenues: Other revenues were $1 million for the second quarter, compared to $631,000 for the prior year period. Other revenues for the six months ended June 30, 2007 were $2.6 million, compared to $1.3 million for the six months of the prior year period. Other revenues consist of tissue recovery fees, biomedical laboratory fees, deferred revenue, shipping fees, distribution of reproductions of our allografts to distributors for demonstration purposes and restocking fees. Fees for tissue recoveries for other processors represented the majority of the increase in revenues for both the second quarter and first six months of 2007.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast today, July 31, 2007 at 9 a.m. ET to discuss second quarter results. The conference call can be accessed by dialing 800-593-7169, passcode RTIX Q2. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through August 31, 2007 and can be accessed by calling 800-789-9026; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI is the biologics expert, processing allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Fees from tissue distribution	$21,873	$17,712	$42,370	$35,428
Other revenues	1,050	631	2,568	1,340

Total revenues	22,923	18,343	44,938	36,768
Costs of processing and distribution	14,100	12,350	28,013	25,282

Gross profit	8,823	5,993	16,925	11,486
Operating expenses	8,531	8,359	16,198	15,856

Operating income (loss)	292	(2,366)	727	(4,370)
Total other income (expense)—net	21	(4)	(1)	13

Income before income tax (expense) benefit	313	(2,370)	726	(4,357)
Income tax (expense) benefit	(118)	757	(397)	1,448

Net income (loss)	$195	$(1,613)	$329	$(2,909)

Net income (loss) per common share—basic	$0.01	$(0.05)	$0.01	$(0.10)

Net income (loss) per common share—diluted	$0.01	$(0.05)	$0.01	$(0.10)

Weighted average shares outstanding—basic	29,793,878	29,759,027	29,793,842	29,747,507

Weighted average shares outstanding—diluted	30,340,945	29,759,027	30,208,951	29,747,507

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Fees from tissue distribution:
Spinal constructs	$10,378	$8,631	$19,876	$17,811
Sports medicine	6,432	3,563	11,827	6,751
Bone graft substitutes	4,213	3,680	8,666	7,463
General orthopedic	252	226	464	502
Cardiovascular	598	1,612	1,537	2,901
Other revenues	1,050	631	2,568	1,340

Total	$22,923	$18,343	$44,938	$36,768

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$18,766	$15,509
Accounts receivable - net	8,179	9,337
Inventories	37,136	37,026
Other current assets	14,645	11,429

Total current assets	78,726	73,301
Property, plant and equipment - net	39,502	41,047
Other assets	17,289	15,460

Total assets	$135,517	$129,808

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,771	$7,949
Other current liabilities	8,014	8,568

Total current liabilities	15,785	16,517
Other liabilities	7,824	3,401

Total liabilities	23,609	19,918
Total stockholders’ equity	111,908	109,890

Total liabilities and stockholders’ equity	$135,517	$129,808

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income (loss)	$195	$(1,613)	$329	$(2,909)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,448	1,295	2,874	2,546
Amortization of deferred financing costs	43	43	85	85
Change in working capital	(4,480)	(3,117)	(4,788)	(3,078)
Other	5,686	(98)	6,291	(110)

Net cash provided by (used in) operating activities	2,892	(3,490)	4,791	(3,466)

Cash flows from investing activities:
Purchases of property, plant and equipment	(335)	(479)	(539)	(705)
Proceeds from sale of property, plant and equipment	51	—	59	200

Net cash used in investing activities	(284)	(479)	(480)	(505)

Cash flows from financing activities:
Proceeds from exercise of stock options	112	3	119	8
Excess tax benefit from stock-based awards	64	2	64	3
Payments on long-term obligations	(585)	(572)	(1,237)	(1,144)

Net cash used in financing activities	(409)	(567)	(1,054)	(1,133)

Net increase (decrease) in cash and cash equivalents	2,199	(4,536)	3,257	(5,104)
Cash and cash equivalents, beginning of period	16,567	24,991	15,509	25,559

Cash and cash equivalents, end of period	$18,766	$20,455	$18,766	$20,455